UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 2, 2006 (January 27, 2006)

Zions Bancorporation
(Exact name of registrant as specified in its charter)

Utah	0-2610	87-00227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, Suite 1134, Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

(801) 524-4787
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

    On January 27, 2006, the Board of Directors of the Corporation adopted amendments to Section 6.01 and 6.02 of the Corporation's Bylaws.

    As amended, Section 6.01 provides that the Corporation shall, to the fullest extent possible under Utah law, indemnify and advance expenses to persons in connection with losses and expenses incurred by such persons by reason of their service as a director, officer, administrator or member of a committee of the Corporation a subsidiary of the Corporation, or certain other entities or organizations.

    Section 6.01 had previously provided that the Corporation was permitted to indemnify persons for losses and expenses incurred by such person by reason of their service as a director of the Corporation, subject to certain conditions and limitations.

    As amended, Section 6.02 provides that directors and officers shall be fully protected in relying on good faith upon the records of the Corporation and its subsidiaries and information provided by officers or employees or by other persons as to matters reasonably believed to be within the other person’s professional or expert competence and who have been selected with reasonable care.

    Section 6.02 had previously provided that the Corporation was permitted to advance expenses to directors in connection with indemnifiable claims, subject to certain conditions and limitations.

Item 9.01.  Financial Statements and Exhibits

The following exhibit is filed as part of this report:

Exhibit 3.1 Amended and Restated Bylaws of the Corporation

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: February 2, 2006	By:	/s/ Thomas E. Laursen

Title: Executive Vice President